EXHIBIT B
OFFER TO PURCHASE
FEG DIRECTIONAL ACCESS TEI FUND LLC
 201 East Fifth Street, Suite 1600
Cincinnati, OH 45202

OFFER TO PURCHASE UNITS
 DATED SEPTEMBER 27, 2016
LETTERS OF TRANSMITTAL MUST BE
 RECEIVED BY UMB FUND SERVICES, INC.
BY OCTOBER 26, 2016.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, EASTERN TIME, ON OCTOBER 26, 2016,
 UNLESS THE OFFER IS EXTENDED

To the Members of
 FEG Directional Access TEI Fund LLC:
FEG Directional Access TEI Fund LLC, a closed‑end, non‑diversified management investment company organized as a Delaware limited liability company (the “Fund”), is offering to purchase for cash on the terms and conditions set out in this offer to purchase (this “Offer to Purchase”) and the related Letter of Transmittal (which, together with this Offer to Purchase, constitutes the “Offer”) an amount of Units (as defined below), including fractions thereof, up to approximately 25.00% of the net assets of the Fund. The Fund seeks to achieve its investment objective by investing substantially all of its assets in the FEG Directional Access TEI Fund LDC (the “Offshore Fund”), a Cayman Islands limited duration company with the same investment objective as the Fund. The Offshore Fund in turn invests all, or substantially all, of its assets in FEG Directional Access Fund LLC (“FEG Directional Access Fund”), a Delaware limited liability company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) as a non-diversified, closed-end management investment company. FEG Directional Access Fund and the Offshore Fund have the same investment objective as the Fund. The Offshore Fund serves solely as an intermediate entity through which the Fund invests in FEG Directional Access Fund. The Offshore Fund makes no independent investment decisions and has no investment or other discretion over the Fund’s investable assets. The investment manager of the FEG Directional Access Fund is FEG Investors, LLC (the “Adviser”). The Offer is being made pursuant to tenders by members of the Fund (“Members”) at a price equal to the net asset value of the tendered Units as of December 31, 2016 (or at a later date determined by the Fund if the Offer is extended) (in each case, the “Repurchase Date”). As used in the Offer, the term “Unit” or “Units” refers to the units of limited liability company interest in the Fund representing beneficial units in the Fund, and includes all or any portion of a Member’s Units, including fractions thereof, as the context requires. Members that desire to tender Units for purchase must do so by 12:00 midnight, Eastern Time on October 26, 2016 (the “Initial Notice Due Date”), subject to any extension of the Offer made in the absolute discretion of the Fund’s Board of Directors. The later of the Initial Notice Due Date or the latest time and date that the Fund designates as the deadline for Members to tender Units for purchase is called the “Notice Due Date” and is the date upon which the Offer expires. If the Fund elects to extend the tender period, the net asset value of the Units tendered for purchase will be determined at the close of business on a day determined by the Fund and notified to the Members. The Offer is being made to all Members and is not conditioned on any minimum amount of Units being tendered, but is subject to certain conditions described below. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund’s Limited Liability Company Operating Agreement dated as of February 24, 2016 (and as it may be amended, modified or otherwise supplemented from time to time, the “LLC Agreement”).

Members should realize that the value of the Units tendered in the Offer likely will change between July 31, 2016 (the last time net asset value was calculated) and the Repurchase Date when the value of the Units tendered to the Fund for purchase will be determined. Members tendering their Units should also note that they will remain Members in the Fund, with respect to the Units tendered and accepted for purchase by the Fund, through the Repurchase Date, when the net asset value of their Units is calculated. Any tendering Members that wish to obtain the estimated net asset value of their Units should contact the Tender Offer Administrator at UMB Fund Services, Inc., the Fund’s Administrator, at (855) 334-4334 or at FEG Directional Access TEI Fund LLC, c/o UMB Fund Services, Inc. at 235 W. Galena Street, Milwaukee, Wisconsin 53212, Attention: Tender Offer Administrator, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).
Members desiring to tender all or any portion of their Units in accordance with the terms of the Offer should complete and sign the enclosed Letter of Transmittal and send or deliver it to UMB Fund Services, Inc. in the manner set out below.
Important
None of the Fund, FEG Investors, LLC (the “Adviser”), or the Fund’s Board of Directors makes any recommendation to any Member whether to tender or refrain from tendering Units. Members must make their own decisions whether to tender Units, and, if they choose to do so, the portion of their Units to tender.
Because each Member’s investment decision is a personal one, based on financial circumstances, no person has been authorized to make any recommendation on behalf of the Fund as to whether Members should tender Units pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Fund, the Fund’s Adviser, or its Board of Directors.
This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.
Questions and requests for assistance and requests for additional copies of the Offer may be directed to:
FEG Directional Access TEI Fund LLC
c/o UMB Fund Services, Inc.
235 W. Galena Street
Milwaukee, WI 53212

Attention: Tender Offer Administrator
Phone: (855) 334-4334
Fax: (816) 860-3140
(ii)

TABLE OF CONTENTS

1.	Summary Term Sheet	1
2.	Background and Purpose of the Offer	2
3.	Offer to Purchase and Price	3
4.	Amount of Tender	3
5.	Procedure for Tenders	4
6.	Withdrawal Rights	5
7.	Purchases and Payment	5
8.	Certain Conditions of the Offer	6
9.	Certain Information About the Fund	6
10.	Certain Federal Income Tax Consequences	7
11.	Miscellaneous	7

(iii)

1.	SUMMARY TERM SHEET
This Summary Term Sheet highlights certain information concerning the Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal. Section references are to this Offer to Purchase.
•	The Fund (referred to as “we”, “our” or the “Fund” in this Summary Term Sheet) is offering to purchase Units in an amount up to approximately 25.00% of the net assets of the Fund. We will purchase your Units at their net asset value (that is, the value of the Fund’s total assets minus its total liabilities, including accrued fees and expenses, multiplied by the proportionate number of Units in the Fund you desire to tender, after giving effect to all allocations) calculated as of the Repurchase Date. The net asset value of Units will be calculated for this purpose as of December 31, 2016 or, if the Offer is extended, as of any later Repurchase Date. The Offer will remain open until 12:00 midnight, Eastern Time, on October 26, 2016 (or if the Offer is extended, until any later Notice Due Date), at which time the Offer is scheduled to expire.
•	The Fund reserves the right to adjust the Repurchase Date to correspond with any extension of the Offer. The Fund will review the net asset value calculation of the Units during the Fund’s audit for the fiscal year ending on March 31, 2017, which the Fund expects will be completed within 60 days of the fiscal year-end, and that net asset value will be used to determine the final amount paid for tendered Units. Because the Fund’s current fiscal year will end on March 31, 2017, the Fund expects that the audit will be completed by the end of May 2017.
•	A Member may tender all or some of its Units; however, a Member who tenders only a portion of its Units shall be required to maintain a capital account balance at least equal to $50,000. See Section 4.
•	For Members tendering all of their Units in the Fund, Units will be valued for purposes of determining their repurchase price as of the Repurchase Date. The amount that a Member who is tendering all of its Units in the Fund may expect to receive on the repurchase of such Member’s Units will be the value of the Member’s capital account determined on the Repurchase Date, and the Fund will generally not make any adjustments for final valuations based on adjustments received from pooled investment vehicles and/or managed accounts (collectively, “the Portfolio Funds”). Members who tender a portion of their Units in the Fund (defined as a specific dollar value in their repurchase request), and which portion is accepted for repurchase by the Fund, will receive such specified dollar amount.
•	Within five days of the Notice Due Date, each Member whose Units have been accepted for repurchase will be given a non-interest bearing, non-transferable promissory note by the Fund entitling the Member to be paid an amount equal to 100% of the unaudited net asset value of such Member’s capital account (or portion thereof) being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to such Member’s capital account). The note will entitle the Member to be paid within 30 days after the Repurchase Date, or ten business days after the Fund has received at least 90% of the aggregate amount withdrawn by the Fund from the Portfolio Funds (through the Fund’s investment in FEG Directional Access Fund via the Offshore Fund), whichever is later (either such date, a “Payment Date”). Notwithstanding the foregoing, if a Member has requested the repurchase of 90% or more of the Units held by such Member, such Member shall receive (i) a non-interest bearing, non-transferable promissory note, which need not bear interest, in an amount equal to 90% of the estimated unaudited net asset value of such Member’s capital account (or portion thereof) being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to such Member’s capital account) (the “Initial Payment”), which will be paid on or prior to the Payment Date; and (ii) a promissory note entitling the holder thereof to the balance of the proceeds, to be paid within 30 days following the completion of the Fund’s next annual audit (the “Post-Audit Payment”), which is expected to be completed within 60 days after the end of the Fund’s fiscal year.

•	In the event that a Member requests a repurchase of a capital account amount that had been contributed to the Fund within 18 months of the date of the most recent repurchase offer, the Board of Directors may require payment of a repurchase fee payable to the Fund in an amount equal to 2.00% of the repurchase price, which fee is intended to compensate the Fund for expenses related to such repurchase. Contributions shall be treated on a “first-in, first-out basis.” Otherwise, the Fund does not intend to impose any charges on the repurchase of Units.
•	If we accept the tender of your Units, we will pay you the proceeds from one or more of the following sources: cash on hand, proceeds from the sale of a portion of the Fund’s units in FEG Directional Access Fund (via the Offshore Fund), or borrowings. The purchase amount will be paid entirely in cash. See Section 7.
•	If you desire to tender Units for purchase, you must do so by 12:00 midnight, Eastern Time, on October 26, 2016 (or if the Offer is extended, by any later Notice Due Date), at which time the Offer is scheduled to expire. Until that time, you have the right to withdraw any tenders of your Units. Units withdrawn may be re‑tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described herein. If the Fund has not yet accepted your tender of Units on or prior to the expiration of the Offer on November 25, 2016 (i.e., the date at least 40 business days from the commencement of the Offer), you will also have the right to withdraw the tender of your Units after such date. See Section 6.
•	If you would like us to purchase your Units, you should complete, sign and either (i) mail or otherwise deliver the Letter of Transmittal, enclosed with the Offer, to FEG Directional Access TEI Fund LLC, c/o UMB Fund Services, Inc. at 235 W. Galena Street, Milwaukee, Wisconsin 53212, Attention: Tender Offer Administrator; or (ii) fax it to UMB Fund Services, Inc. (“UMBFS”) at (816) 860-3140, Attention: Tender Offer Administrator, so that it is received before 12:00 midnight, Eastern Time, on October 26, 2016. See Section 5. The value of your Units may change between July 31, 2016 (the last time net asset value was calculated) and the Repurchase Date when the value of the Units being purchased will be determined. See Section 3.
•	As of July 31, 2016, the net asset value of the Fund was $68,359,553. If you would like to obtain the estimated net asset value of your Units, which we calculate from time to time, based upon the information we receive from the managers of the investment funds in which we invest, you may contact the Tender Offer Administrator at UMBFS at (855) 334-4334 or at the address listed on the cover page of the Letter of Transmittal, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time). See Section 3.
2.	BACKGROUND AND PURPOSE OF THE OFFER.
The purpose of the Offer is to provide liquidity to the Members that hold Units in the Fund, as contemplated by and in accordance with the procedures set out in the Fund’s registration statement on Form N-2 (as it may be amended, modified or otherwise supplemented from time to time, the “Registration Statement”) and the LLC Agreement. The Registration Statement and the LLC Agreement provide that the board of directors of the Fund (the “Board of Directors”) has the discretion to determine whether the Fund will purchase Units from time to time from Members pursuant to written tenders, and that one of the factors the Board of Directors will consider in making such determination is whether FEG Directional Access Fund is making a contemporaneous offer to repurchase units in FEG Directional Access Fund. The Registration Statement also states that the Adviser anticipates recommending to FEG Directional Access Fund’s board of directors that FEG Directional Access Fund offer to repurchase FEG Directional Access Fund units from its members twice a year. The Fund registered with the SEC on February 24, 2016 and has previously made no offers to purchase Units from Members as a registered fund.

Because there is no secondary trading market for Units and transfers of Units are prohibited without prior approval of the Adviser, the Board of Directors has determined to cause the Fund to make the Offer, after consideration of various matters, including but not limited to those set out in the Registration Statement and the LLC Agreement, including that FEG Directional Access Fund is making a contemporaneous offer to repurchase units of FEG Directional Access Fund. While the Adviser intends to recommend to FEG Directional Access Fund’s board of directors that the FEG Directional Access Fund offer to repurchase units of FEG Directional Access Fund twice a year, the FEG Directional Access Fund’s board of directors is under no obligation to follow such recommendations.
The purchase of Units pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members that do not tender Units. Members that retain their Units may be subject to increased risks due to the reduction in the Fund’s aggregate assets resulting from payment for the Units tendered. These risks include the potential for greater volatility due to decreased diversification. The Fund believes, however, that this result is unlikely given the nature of the Fund’s investment program. A reduction in the aggregate assets of the Fund may result in Members that do not tender Units bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Units are made by new and existing Members from time to time. Payment for Units purchased pursuant to the Offer may also require the Fund to tender a portion of its units in FEG Directional Access Fund. Such a tender by the Fund could result in the Adviser being required to raise cash to accommodate the tender by liquidating portfolio holdings of FEG Directional Access Fund earlier than the Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment related expenses for FEG Directional Access Fund. In addition to its own operating expenses, the Fund bears a pro rata portion of the expenses of FEG Directional Access Fund and the Offshore Fund.
Units that are tendered to the Fund in connection with the Offer will be retired, although the Fund may issue Units from time to time in transactions not involving any public offering, conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, in accordance with the Registration Statement. The Fund currently expects that it will accept subscriptions for Units as of the first day of each month, but is under no obligation to do so, and may do so more frequently as determined by the Board of Directors.
The tender of Units by a Member will not affect the record ownership of such Member for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Units are purchased. You should also realize that although the Offer is scheduled to expire on October 26, 2016 (unless it is extended), you remain a Member of the Fund with respect to the Units you tendered that are accepted for purchase by the Fund through the Repurchase Date.
3.	OFFER TO PURCHASE AND PRICE.
The Fund will, on the terms and subject to the conditions of the Offer, purchase an amount of Units up to approximately 25.00% of the net assets of the Fund that are tendered by Members by 12:00 midnight, Eastern Time, on October 26, 2016 (or if the Offer is extended, by any later Notice Due Date), and not withdrawn (as provided in Section 6 below) prior to the Notice Due Date. The Fund reserves the right to extend, amend, suspend or postpone the Offer as described in Sections 4 and 8 below. The value of the Units tendered for purchase will be their value as of December 31, 2016 or, if the Offer is extended, as of any later Repurchase Date, payable as set out in Section 7. The determination of the value of Units as of the Repurchase Date is subject to adjustment based upon the results of the next annual audit of the Fund’s financial statements.

4.	AMOUNT OF TENDER.
Subject to the limitations set out below, a Member may tender all or a portion of its Units; however, a Member who tenders only a portion of its Units shall be required to maintain a capital account balance at least equal to $50,000. The Offer is being made to all Members of the Fund and is not conditioned on any minimum amount of Units being tendered.
If the amount of Units that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to approximately 25.00% of the net assets of the Fund (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Units so tendered unless the Fund elects to suspend, postpone or amend the Offer, as provided in Section 8 below. If Units in excess of approximately 25.00% of the net assets of the Fund are duly tendered to the Fund prior to the Notice Due Date and not withdrawn prior to the Notice Due Date pursuant to Section 6 below, the Fund will in its sole discretion either (a) accept the additional Units permitted to be accepted pursuant to Rule 13e‑4(f)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) extend the Offer, if necessary, and increase the amount of Units that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Units tendered as well as any Units tendered during the extended Offer; or (c) accept Units tendered prior to the Notice Due Date and not withdrawn prior to the Notice Due Date for payment on a pro rata basis, disregarding fractions, according to the portion of the Units requested by each Member to be repurchased as of the Notice Due Date. The Offer may be extended, amended, suspended or postponed in other circumstances described in Section 8 below.
5.	PROCEDURE FOR TENDERS.
Members wishing to tender Units pursuant to this Offer to Purchase should send or deliver by October 26, 2016 (or if the Offer is extended, by any later Notice Due Date) a completed and executed Letter of Transmittal to UMBFS, to the attention of the Tender Offer Administrator, at the address set out on the first page of the Letter of Transmittal, or fax a completed and executed Letter of Transmittal to UMBFS, also to the attention of the Tender Offer Administrator, at the fax number set out on the first page of the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by UMBFS, either by mail or by fax, no later than 12:00 midnight, Eastern Time, on October 26, 2016 (or if the Offer is extended, no later than any later Notice Due Date).
The Fund recommends that all documents be submitted to UMBFS via certified mail, return receipt requested, or by facsimile transmission. Members wishing to confirm receipt of a Letter of Transmittal may contact UMBFS at the address or telephone number set out on the first page of the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the Member tendering Units, including, but not limited to, the failure of UMBFS to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Units or any particular Member, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Adviser or the Board of Directors will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.	WITHDRAWAL RIGHTS.
Until the Notice Due Date, Members have the right to change their minds and withdraw any tenders of their Units. Units withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described in Section 5. Pursuant to Rule 13e‑4(f)(2)(ii) of the Exchange Act, if the Fund has not yet accepted a Member’s tender of Units on or prior to the expiration of the Offer on November 25, 2016 (i.e., the date at least 40 business days from the commencement of the Offer), a Member will also have the right to withdraw its tender of its Units after such date. To be effective, any notice of withdrawal must be timely received by UMBFS at the address or fax number set out on the first page of the Letter of Transmittal. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Units properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.
7.	PURCHASES AND PAYMENT.
For purposes of the Offer, the Fund will be deemed to have accepted Units that are tendered if and when it gives written notice to the tendering Member of its election to purchase such Units. As stated in Section 3 above, the amount offered for the Units tendered by Members will be the value thereof as of December 31, 2016, or if the Offer is extended, as of any later Repurchase Date. The value will be determined after all allocations to capital accounts of the Members required to be made by the LLC Agreement have been made, including any Repurchase Fee due to the Fund in connection with the repurchase. The Fund will not pay interest on the purchase amount.
For Members tendering all of their Units in the Fund, Units will be valued for purposes of determining their repurchase price as of the Repurchase Date. The amount that a Member who is tendering all of its Units in the Fund may expect to receive on the repurchase of such Member’s Units will be the value of the Member’s capital account determined on the Repurchase Date, and the Fund will generally not make any adjustments for final valuations based on adjustments received from the Portfolio Funds. Members who tender a portion of their Units in the Fund (defined as a specific dollar value in their repurchase request), and which portion is accepted for repurchase by the Fund, will receive such specified dollar amount.
Within five days of the Notice Due Date, each Member whose Units have been accepted for repurchase will be given a non-interest bearing, non-transferable promissory note by the Fund entitling the Member to be paid an amount equal to 100% of the unaudited net asset value of such Member’s capital account (or portion thereof) being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to such Member’s capital account). The note will entitle the Member to be paid within 30 days after the Repurchase Date, or ten business days after the Fund has received at least 90% of the aggregate amount withdrawn by the Fund from the Portfolio Funds (through the Fund’s investment in FEG Directional Access Fund via the Offshore Fund), whichever is later (either such date, a “Payment Date”). Notwithstanding the foregoing, if a Member has requested the repurchase of 90% or more of the Units held by such Member, such Member shall receive (i) a non-interest bearing, non-transferable promissory note, which need not bear interest, in an amount equal to 90% of the estimated unaudited net asset value of such Member’s capital account (or portion thereof) being repurchased, determined as of the Repurchase Date (after giving effect to all allocations to be made as of that date to such Member’s capital account) (the “Initial Payment”), which will be paid on or prior to the Payment Date; and (ii) a promissory note entitling the holder thereof to the balance of the proceeds, to be paid within 30 days following the completion of the Fund’s next annual audit (the “Post-Audit Payment”), which is expected to be completed within 60 days after the end of the Fund’s fiscal year.

In the event that a Member requests a repurchase of a capital account amount that had been contributed to the Fund within 18 months of the date of the most recent repurchase offer, the Board of Directors may require payment of a repurchase fee payable to the Fund in an amount equal to 2.00% of the repurchase price, which fee is intended to compensate the Fund for expenses related to such repurchase. Contributions shall be treated on a “first-in, first-out basis.” Otherwise, the Fund does not intend to impose any charges on the repurchase of Units.
The Fund will make payment for Units it purchases pursuant to the Offer from one or more of the following sources: cash on hand, proceeds from the sale of a portion of the Fund’s units in FEG Directional Access Fund (via the Offshore Fund) or borrowings. Upon its acceptance of tendered Units for repurchase, the Fund will maintain daily, as an entry on its books, a distinct account consisting of (1) cash, and (2) a portion of its units of FEG Directional Access Fund (via the Offshore Fund) in an amount equal to the aggregate estimated unpaid dollar amount of any Units tendered. FEG Directional Access Fund has entered into a committed line of credit which may be used in its sole discretion to borrow funds to purchase FEG Directional Access Fund units tendered in connection with the FEG Directional Access Fund’s offer to repurchase. The Fund has not entered into such a committed line of credit, but may contemplate entering into one in the future. Depending on the dollar amount of Units tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to fund any portion of the amount offered for the purchase of Units, subject to compliance with applicable law, through borrowings. The Fund expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Fund by existing and/or new Members or from the proceeds of the sale a portion of its units of FEG Directional Access Fund LLC (via the Offshore Fund).
The purchase amount will be paid entirely in cash.
8.	CERTAIN CONDITIONS OF THE OFFER.
In the absolute discretion of the Board of Directors, the Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. In the event that the Fund elects to extend the tender period, the net asset value of the Units tendered for purchase will be determined as of the later Repurchase Date. During any such extension, all Units previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right at any time and from time to time up to and including acceptance of tenders pursuant to the Offer: (a) to suspend or postpone the Offer in the circumstances set out in the following paragraph and in the event of such suspension or postponement not to purchase or pay for any Units tendered pursuant to the Offer; and (b) to amend the Offer. If the Fund determines to amend the Offer or to postpone the acceptance of Units tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.
The Fund may amend, suspend or postpone the Offer under the following circumstances: (i) for any period during which an emergency exists as a result of which it is not reasonably practicable for the Fund to dispose of securities it owns or to determine the value of the Fund’s nets assets; (ii) for any other periods that the Securities and Exchange Commission (the “SEC”) permits by order for the protection of Members; or (iii) under such other unusual circumstances as the Board of Directors deems advisable for the benefit of the Fund and its Members.

9.	CERTAIN INFORMATION ABOUT THE FUND.
The Fund is registered under the Investment Company Act as a closed-end, non-diversified management investment company. It is organized as a Delaware limited liability company. Subscriptions for limited liability company interests of the Fund were first accepted for investment as of April 15, 2016. Effective April 15, 2016, the Fund commenced operations after receiving the majority of the net assets of the FEG Equity Access Fund Ltd. and the net asset value per unit was initially established at $1,096.00 for the Fund. The principal office of the Fund is located at 201 East Fifth Street, Suite 1600, Cincinnati, Ohio 45202 and the telephone number is (888) 268-0333. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.
Based on July 31, 2016 estimated values: J. Alan Lenahan, Director and Chairman of the Board of Directors of the Fund, beneficially owns Units in the Fund valued at $118,318. Gregory J. Hahn and David C. Hyland, Directors of the Fund, do not have any beneficial ownership in the Fund.
(a) None of the Fund, the Adviser or the Board of Directors or any person controlling the Fund, the Adviser or Board of Directors has any plans or proposals that relate to or would result in: (1) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (2) any purchase, sale or transfer of a material amount of assets of the Fund; (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (4) any change in the present Board of Directors or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of members of the Board of Directors, or to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer; (5) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; (6) the acquisition by any person of additional Units (other than the Fund’s intention to accept subscriptions for Units on the first day of each month and from time to time in the discretion of the Board of Directors), or the disposition of Units (other than through periodic purchase offers, including the Offer); or (7) any changes in the LLC Agreement or other governing instruments or other actions that could impede the acquisition of control of the Fund.
Other than the acceptance of subscriptions as of August 1, 2016 and September 1, 2016, there have been no transactions involving Units that were effected during the past 60 days by the Fund, the Adviser, any member of the Board of Directors or any person controlling the Fund, the Adviser or Board of Directors.
10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES.
The following discussion is a general summary of the federal income tax consequences of the purchase of Units by the Fund for cash pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Units by the Fund pursuant to the Offer.
A Member who sells all or part of the Member's Units to the Fund will generally recognize income or gain only to the extent the amount of cash received by the Member exceeds the Member's adjusted tax basis in the Member's entire investment at that time. The Member's adjusted tax basis in the Member's Units will be reduced by the amount of any cash received by the Member from the Fund, and any excess of that cash over that basis will generally constitute capital gain for the Member. It is possible, however, that Members might recognize some ordinary income by reason of the sale, under certain technical rules that apply to the extent a member disposes of the member's share of "unrealized receivables" of a limited liability company (as defined in Internal Revenue Code section 751). No loss will be recognized by a Member on such a sale to the Fund, except that a Member who sells the Member's entire investment to the Fund may recognize a capital loss at the time of the determination of the Post-Audit Payment to the extent the aggregate cash received, and to be received, by the Member is less than the Member's adjusted tax basis in the Units.

11.	MISCELLANEOUS.
The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.
The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer. A free copy of such statement may be obtained by contacting UMBFS at the address and telephone number set out on the first page of the Letter of Transmittal or from the SEC’s internet web site, http://www.sec.gov. A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the SEC at 100 F Street, N.E., Washington, DC 20549.
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